Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Nikola Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	10,266,209 (2)	$1.63	$16,733,921	0.00011020	$1,845
Fees Previously Paid
	Total Offering Amounts							$1,845
	Total Fees Previously Paid							$16,245
	Total Fee Offsets							$1,845
	Net Fee Due							$0.00

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Nikola Corporation	S-3	333-268139	November 3, 2022			Equity	Common Stock, $0.0001 par value per share	(3)	$16,245
Fees Offset Sources	Nikola Corporation	S-3			August 22, 2023	$1,845	Equity	Common Stock, $0.0001 par value per share			$1,845

(1)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the registrant’s common stock as reported on the Nasdaq Global Select Market on August 21, 2023.

(2)

Represents the number of shares of the registrant’s common stock issued upon the conversion of the registrant’s 8.00% / 11.00% Series B Convertible Senior PIK Toggle Notes due 2026 (the “Series B Notes”) and that may be issued upon conversion of the registrant’s 8.00% / 8.00% Series C Convertible Senior PIK Toggle Notes due 2026 (together with the Series B Notes, the “Notes”) assuming physical settlement will apply to all such conversions and including the maximum number of make-whole shares that may be issued issuable pursuant to the terms of the Notes and the indentures pursuant to which the Notes were issued, and shares underlying the maximum principal amount of Notes potentially issuable as PIK interest payments on the Notes.

(3)

The registrant previously filed a registration statement on Form S-3, filed with the Securities and Exchange Commission on November 3, 2022 (the “Existing Registration Statement”), relating to the offer and sale of 43,229,689 shares of the registrant’s common stock issuable upon the conversion of the registrant’s 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026 (the “Existing Notes”). In connection with the filing of the Existing Registration Statement, the total registration fee of $16,245 was paid. On March 29, 2023, Antara Capital LP, on behalf of certain advised or managed funds and accounts (“Antara”) agreed to exchange $100.0 million aggregate principal amount of the Existing Notes for $100.0 million of the Series B Notes (the “Exchange”). As a result of the Exchange, not all shares registered under the Existing Registration Statement are necessary for issuance upon conversion of the Notes and the related PIK interest payments. The Existing Registration Statement was amended to reflect the decrease in shares of common stock being offered and sold, including reflecting a reduced filing fee of $4,083. Pursuant to Rule 457(p) of the Securities Act, the registration fee of $12,162 that has already been paid and remains unused with respect to the securities that were previously registered pursuant to the Existing Registration Statement and were not sold thereunder is being applied to $1,845 of the filing fees payable in connection with this Registration Statement.